Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

(303) 386-1193

thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2008

Boulder, Colo., (February 4, 2008) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the second quarter of fiscal 2008.

Array reported revenue of $8.4 million for the second quarter of fiscal 2008, compared to revenue of $7.6 million for the same period in fiscal 2007.  Array invested $20.5 million in research and development for the quarter to advance its six wholly-owned development compounds as well as its portfolio of discovery programs.  This compares to $14.8 million during the same quarter last year.  Array reported a net loss of $20.4 million, or ($0.43) per share, for the second quarter, compared to a net loss of $15.9 million, or ($0.40) per share, for the same quarter in fiscal 2007. Array ended the second quarter of fiscal 2008 with $142.0 million in cash, cash equivalents and marketable securities.

“This month, we anticipate completing a Phase 2 acute inflammatory pain study with ARRY-797, a pan-cytokine inhibitor,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “Given appropriate results, we plan to aggressively advance this drug in both pain and inflammatory disease indications.  We believe there is a tremendous opportunity for novel, oral drugs, like ARRY-797, to treat the unmet medical need of these rapidly growing therapeutic areas.”

Below is a summary of our second quarter and recent accomplishments:

Advancing Proprietary Research Programs

•                  Completed enrollment of a Phase 2 trial with ARRY-797, a novel inhibitor of TNF, IL-1 and IL-6 as well as PGE2, to treat patients with post-operative dental pain, a well-recognized model of acute inflammatory pain.  Given appropriate results, Array intends to initiate additional efficacy trials in both pain and chronic inflammatory diseases.

•                  Completed a Phase 1b 28-day multiple ascending dose trial with the MEK inhibitor, ARRY-162, added to methotrexate in patients with stable rheumatoid arthritis (RA).

•                  Initiated a Phase 2 trial with ARRY-162 added to methotrexate in 200 patients with active RA.  We believe ARRY-162 is the first MEK inhibitor to enter Phase 2 studies for the treatment of a chronic inflammatory disease.

•                  Presented Phase 1 data on ARRY-543, an ErbB-2 and EGFR inhibitor, at the 2007 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics and at the San Antonio Breast Cancer Symposium.  ARRY-543 produced stable disease in refractory patients with advanced solid tumors in the Phase 1 trial.  ARRY-543 was well-tolerated up to 400 mg BID (twice daily).  Systemic concentrations of ARRY-543 increased with escalating doses at all dose levels tested, providing continuous exposure over a 24 hour period. In completed cohorts, sixty percent of patients receiving doses of 200 mg BID and higher had prolonged stable disease.  Based on these results, the BID regimen has been chosen for Phase 2 studies.

-more-

•                  Began enrolling patients in a Phase 1 expansion trial at the maximum tolerated dose (MTD) for ARRY-543; half of the patients will have trastuzumab-resistant ErbB2-positive metastatic breast cancer and half of the patients will have other ErbB-family-driven cancers;

•                  Completed patient enrollment in a Phase 1 dose escalation clinical trial of ARRY-520, a small molecule kinesin spindle protein inhibitor, and started the expansion phase to further evaluate safety, tolerability and preliminary efficacy at the MTD;

•                  Completed the first site initiation for a Phase 1 clinical trial of ARRY-380, an oral, selective ErbB-2 inhibitor for cancer, and anticipate dosing patients this quarter.

Partnered Research

•                  Announced top line results from three randomized single agent Phase 2 studies with MEK inhibitor, AZD6244 (ARRY-886), conducted by AstraZeneca

•                  In first-line treatment of advanced melanoma patients, AZD6244 was compared to temozolomide (Temodar®).  AZD6244 demonstrated single agent anti-tumor activity with no significant difference in efficacy to temozolomide.  However, AZD6244 did not demonstrate superiority for the primary endpoint of progression free survival versus temozolomide in the overall population;

•                  In second and third line advanced non-small cell lung cancer patients, AZD6244 was compared to pemetrexed (Alimta®) and demonstrated single agent anti-tumor activity and no significant difference in efficacy to pemetrexed.  However, AZD6244 did not demonstrate superiority for the primary endpoint of delaying disease progression versus the comparator;

•                  In third line treatment of advanced colorectal cancer, AZD6244 was compared to capecitabine (Xeloda®), and did not demonstrate superiority for the primary endpoint of delaying disease progression versus the comparator.

•                  Advanced AZD6244 into six signal searching single agent trials conducted by the National Cancer Institute, including ovarian, biliary, liver, thyroid and head and neck cancers, and acute myeloid leukemia.

•                  Continued enrolling cancer patients in a Phase 1 clinical trial for AZD8330 (ARRY-704), a novel MEK inhibitor being developed by AstraZeneca.

•                  Advanced ITMN-191 (R7227) in a Phase 1b multiple-ascending-dose clinical trial evaluating ITMN-191 as monotherapy in patients with chronic hepatitis C virus (HCV) infection. ITMN-191 is an HCV protease inhibitor invented at Array and in development by InterMune, Inc. and its partner, Roche.

•                  Initiated research with Celgene Corporation on four drug discovery programs in cancer or inflammation.

Array reported revenue of $15.0 million for the six-month period ended December 31, 2007, compared to revenue of $18.6 million for the same period in fiscal 2007.  Net loss for the six months ended December 31, 2007, was $39.4 million, or ($0.84) per share, compared to a net loss of $24.1 million, or ($0.61) per share, reported in the same period in fiscal 2007.

Array will hold a conference call on Tuesday, February 5, 2008, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

-more-

Conference Call Information

Date:                      Tuesday, February 5, 2008

Time:                     9:00 a.m. eastern time

Toll-Free:              877-741-4244
Toll:                       719-325-4832

Pass Code:            1104499

Web Cast:             www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820.  The access code is 1104499.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer,  inflammatory diseases and pain.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at large market opportunities.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, the expected progress and success of our internal proprietary drug discovery activities and the development activities of our collaborators, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of February 4, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

-more-

Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
Collaboration revenue	$5,634	$7,546	$11,255	$15,535
License and milestone revenue	2,784	12	3,756	3,049
Total revenue	8,418	7,558	15,011	18,584

Operating expenses*
Cost of revenue (1)	5,240	6,218	10,553	12,485
Research and development for proprietary drug discovery (2)	20,548	14,785	38,167	25,638
General and administrative expenses (3)	4,830	3,283	9,207	6,252
Total operating expenses	30,618	24,286	57,927	44,375

Loss from operations	(22,200)	(16,728)	(42,916)	(25,791)

Interest income	2,032	1,105	3,939	2,177
Interest expense	(219)	(249)	(464)	(489)
Net loss	$(20,387)	$(15,872)	$(39,441)	$(24,103)

Basic and diluted net loss per share	$(0.43)	$(0.40)	$(0.84)	$(0.61)
Number of shares used to compute per share data	47,174	39,471	47,142	39,309

*Includes stock-based compensation expense
(1) Cost of revenue	$342	$262	$647	$591
(2) Research and development for proprietary drug discovery	884	411	1,532	781
(3) Selling, general and administrative expenses	417	518	846	1,021
Total	$1,643	$1,191	$3,025	$2,393

Summary Balance Sheet Data

(in thousands)

	December 31,	June 30,
	2007	2007
Cash, cash equivalents and marketable securities	$142,028	$141,331
Working capital	116,140	120,829
Total assets	177,035	174,974
Long term debt	15,000	15,000
Stockholders’ equity	72,043	107,703

###